Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (333-156391 and 333-174774) on Form S-3, and the Registration Statements (333-165788, 333-198321, 333-236454 and 333-238795) on Form S-8, of Patrick Industries, Inc. of our report dated February 28, 2019, relating to the consolidated statements of income, comprehensive income, cash flows and shareholder's equity for the year ended December 31, 2018, which appears in the Annual Report on Form 10-K.

/s/ Crowe LLP

Oak Brook, Illinois
February 26, 2021